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                                  EXHIBIT 11.1


                           TRIDENT MICROSYSTEMS, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                (IN THOUSANDS EXCEPT PER SHARE AMOUNT, UNAUDITED)



                                                                                   THREE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                                  ---------------------
                                                                                    1996         1995
                                                                                  -------       -------
Net income                                                                        $ 3,525       $ 4,505
                                                                                  -------       -------

Weighted average outstanding common stocks                                         12,615        11,918

Weighted average incremental common equivalents from dilutive stock options         1,011         1,396
                                                                                  -------       -------

Weighted average common and common equivalent shares                               13,626        13,314
                                                                                  -------       -------

Net income per share                                                              $  0.26       $  0.34
                                                                                  =======       =======